Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR DECEMBER

Dallas, Texas, December 4, 2013 – U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.21731 per unit, payable on December 30, 2013, to unit holders of record on December 16, 2013. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at

http://www.sbr-sabineroyalty.com/.

This distribution reflects primarily the oil production for September 2013 and the gas production for August 2013. Preliminary production volumes are approximately 29,434 barrels of oil and 567,676 Mcf of gas. Preliminary prices are approximately $102.26 per barrel of oil and $3.76 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	29,434	567,676	$102.26	$3.76
Prior Month	37,193	52,666	$101.68	$3.79

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of November, approximately $339,000 of revenue received will be posted in the following month of December in addition to normal receipts during December. Since the close of business in November and prior to this press release, approximately $3,008,000 in revenue has been received.

Approximately $689,000 for 2013 Ad Valorem taxes were incurred during last month’s distribution, but not deducted. They will be deducted from this month’s distribution along with this month’s amount of $902,000 making a total of $1,591,000 being deducted this month as compared to $1,208,000 in December 2012. These payments are normal expenditures at this time of year.

The 2013 tax information packets are expected to begin mailing directly to unitholders in early March 2014. A copy of Sabine’s 2013 tax information booklet will be posted on Sabine’s website by March 1, 2014. In addition to the tax booklet the Sabine website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are expected to be updated with the 2013 tax information by February 15, 2014.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth
Toll Free – 800.365.6541